SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SAUL CENTERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1833074

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
7501 Wisconsin Avenue, Suite 1500 Bethesda, Maryland	20814

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities and is effective upon filing pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is

effective pursuant to General Instruction A. (d), please check the following box.    ☐

Securities Act registration statement file number to which this form relates:

333-107083
(If applicable)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares, each representing 1/100th of a share of 8% Series A Cumulative Redeemable Preferred Stock	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

NONE.

Item	1. Description of Registrant’s Securities to be Registered.

The material set forth in the sections captioned “Description of Preferred Stock” and “Description of Depositary Shares” in the Prospectus contained in the Registration Statement of Saul Centers, Inc. (the “Company”) on Form S-3 (Registration No. 333-107083) declared effective by the Securities and Exchange Commission on September 30, 2003, and the section captioned “Description of Series A Preferred Stock and Depositary Shares” in the Company’s Prospectus Supplement dated October 31, 2003 filed or to be filed pursuant to Rule 424(b), is incorporated by reference herein.

Item	2. Exhibits.

The following exhibits are filed as part of this Registration Statement on Form 8-A:

1.	First Amended and Restated Articles of Incorporation of the Company filed with the Maryland Department of Assessments and Taxation on August 23, 1993 and filed as Exhibit 3.(a) of the 1993 Annual Report of the Company on Form 10-K is hereby incorporated by reference.

2.	Articles Supplementary to First Amended and Restated Articles of Incorporation of the Company, dated October 30, 2003.

3.	Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 and filed as Exhibit 3.(b) of the 1993 Annual Report of the Company on Form 10-K is hereby incorporated by reference.

4.	Form of Deposit Agreement, dated November ___, 2003, among the Company, Continental Stock Transfer & Trust Company, as Depositary, and the holders of depositary receipts.

5.	Form specimen of certificate representing the 8% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Company.

6.	Form specimen of receipt representing the depositary shares, each representing 1/100th of a share of 8% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Company (included as part of Exhibit 4 above).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SAUL CENTERS, INC. (Registrant)

By:	/s/ SCOTT V. SCHNEIDER

Scott V. Schneider Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Date:    October 31, 2003

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1.	First Amended and Restated Articles of Incorporation of the Company filed with the Maryland Department of Assessments and Taxation on August 23, 1993 and filed as Exhibit 3.(a) of the 1993 Annual Report of the Company on Form 10-K is hereby incorporated by reference.

2.	Articles Supplementary to First Amended and Restated Articles of Incorporation of the Company, dated October 30, 2003.

3.	Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 and filed as Exhibit 3.(b) of the 1993 Annual Report of the Company on Form 10-K is hereby incorporated by reference.

4.	Form of Deposit Agreement, dated November ___, 2003, among the Company, Continental Stock Transfer & Trust Company, as Depositary, and the holders of depositary receipts.

5.	Form specimen of certificate representing the 8% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Company.

6.	Form specimen of receipt representing the depositary shares, each representing 1/100th of a share of 8% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Company (included as part of Exhibit 4 above).